UNITED STATES SECURITIES AN EXCHANGE COMMISSION

Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(i) of the Investment Company Act of 1940

1. Name and Address of Reporting Person* Lee Robert Leyne	2. Date of Event Requiring Statement (Month/Day/Year)	4. Issuer Name and Ticker or Trading Symbol Empyrean Communications, Inc. - EPYRE
(Last) (First) (Middle) 12400 Brookglade Circle, #63		5. Relationship of Reporting Person(s) to Issuer __ Director ___ 10% Owner X Officer ___ Other (give title below) (specify below) President & CEO	6. If Amendment, Date of Original (Month/Day/Year) 4/26/02
(Street) Houston, TX 77099	3. IRS Identification Number of Reporting Person, if an entity (voluntary)		7. Individual or Joint/Group Filing (Check Applicable Line) x Form filed by one reporting person _ Form filed by more than one reporting person
(City) (State) (Zip)		Table 1 - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instruction 4)	2. Amount of Securities Beneficially Owned (Instruction 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instruction 5)	4. Nature of Indirect Beneficial Ownership (Instruction 5)
Common Stock	508,250	D

1. Title of Derivative Security (Inst. 4)	2. Date Exer- cisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares

Explanation of Responses

/s/ Robert L. Lee                                          4/26/02

** Signature of Reporting Person                  Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See  18 U.S.C. 1001 and 15 U.S.C. 78ff(a)